EXHIBIT 3.1 - ARTICLES OF INCORPORATION
_______________________________________________________________________________



                         AMENDED AND RESTATED
                       ARTICLES OF INCORPORATION
                                  OF
                       PEOPLES FIRST CORPORATION


     1.  Name.  The Corporation's name shall be Peoples First
Corporation.

     2.  Duration.  The Corporation's duration shall be perpetual.

     3. Purposes. The Corporation's purposes shall be to become a bank holding company and to transact any and all lawful business for which corporations may be incorporated under the Kentucky Business Corporation Act.

     4. Authorized Capital Stock. The aggregate number of shares the Corporation shall have authority to issue shall be 36,000,000 shares divided into (a) 6,000,000 shares of preferred stock ("Pre- ferred Stock") with such preferences, limitations and relative rights as may be determined by the Board of Directors pursuant to Article 5 and which may be divided into and issued in series; and (b) 30,000,000 shares of common stock ("Common Stock").

     5. Relative Rights and Preferences. The preferences, limitations and relative rights in respect of the shares of Preferred Stock and the shares of Common Stock shall be as follows:

          (a) Preferred Stock. The Board of Directors may determine, in whole or in part, the preferences, limitations, and relative rights of the Preferred Stock, or one or more series of Preferred Stock, before the issuance of any such shares, which preferences, limitations and relative rights shall be specified in a subsequent amendment to these Articles of Incorporation adopted by the Board of Directors and may include, without limitation:

               1. Special, conditional, or limited voting rights, or
                  no right to vote (except to the extentprohibited by law);

               2. That the shares be redeemable or convertible (i) at
                  the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event; (ii) for cash, indebtedness, securities, or other property; (iii) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;
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               3. Rights entitling the holders to distributions
                  calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative;

               4. Preferences over any other class of shares
                  with respect to distributions, including dividends and distributions upon the dissolution of the corporation; and

               5. Other preferences, limitations, or relative rights
                  not prohibited by law.

          (b) Common Stock. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. The Common Stock shall be subject to the provisions of Article 4 and the provisions of any resolution or resolutions validly adopted by the Board of Directors in exercise of the authority expressly vested in the Board of Directors by this
Article 5.

     6. No Pre-emptive Rights. No shareholder of the Corporation shall have a pre-emptive right to acquire (a) unissued or treasury shares of Common Stock or unissued or treasury shares of any other class or series of the Corporation's securities, or (b) securities convertible into shares of Common Stock or shares of any other class or series of the Corporation's securities or carrying a right to subscribe to or acquire shares of Common Stock or shares of any other class or series of the Corporation's securities.

     7.   Purchases by the Corporation of its Own Shares.  The
Corporation shall have the right to purchase its own shares, directly or indirectly, to the extent of both its unreserved and unrestricted earned surplus available therefor and its unreserved and unrestricted capital therefor.

     8. Certain Voting Requirements. (a) In addition to any other requirements required by law or these Articles of Incorporation, except as specified in (b) below, a vote of the holders of at least two-thirds of the number of outstanding shares of each class of the Corporation's capital stock shall be required to approve:

               (i) The sale of all or substantially all of the Corporation's assets;

               (ii) The sale of all or substantially all of any Subsidiary's assets;

               (iii) The sale of all or part of the shares of any Subsidiary owned by the Corporation;



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               (iv)   The distribution, by way of spinoff, dividend or
                      other similar transaction of any shares of any Subsidiary or any assets thereof;

               (v) Any merger or consolidation to which the Corporation or any Subsidiary is a party; or

               (vi)   Any split-off or split-up of the Corporation.

          (b) The voting requirements specified in (a) shall not apply where:

               (i) Any other provision of these Articles specifies a higher voting requirement, including, without limitation, (a)(i) of Article 9; or

               (ii) The proposed action has received the approval of a majority of the Corporation's directors then holding office.

          (c) For purposes of this Article, "Subsidiary" shall mean any corporation more than 50% of whose outstanding stock having voting power in the election of directors is owned, directly or indirectly by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries.

     9. Certain Business Combinations. The vote of shareholders of the Corporation required to approve any Business Combination shall be as set forth in this Article. The term "Business Combination" shall have the meaning ascribed to it in (a)(ii) of this Article; other capitalized terms used in this Article shall have the meaning ascribed to them in (c) of this Article.

          (a)(i). Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation and except as otherwise expressly provided in (b) of this
Article:

               (1) any merger or consolidation of the Corporation or any Subsidiary with (A) any Interested Shareholder or (B) any other corporation or entity (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; or

               (2) any sale, lease, exhcange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $250,000 or more; or




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          (3)  the issuance or transfer by the Corporation or any
Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $250,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested Shareholder (or such Affiliate) from the Corporation or a Subsidiary; or

               (4) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested
Shareholder; or

               (5) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate of any Interested Shareholder; shall require the affirmative vote of the holders of at least 80% of the Voting Stock, in each case voting together as a single class (it being understood that for purposes of this Article, each share of the Voting Stock shall have the number of votes granted to it pursuant to the Kentucky Business Corporation Act and these Articles of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by these Articles of Incorporation or in any agreement with any national securities exchange, national quotation system or otherwise.

                    (ii) Definition of "Business Combination". The term "Business Combination" as used in this Article shall mean any transaction that is referred to in any one or more of clauses (1) through (5) of (a)(i) of this Article.

          (b) When Higher Vote Is Not Required. The provisions of (a) of this Article shall not be applicable to any Business Combination in respect of which all of the conditions specified in either of the following paragraphs (i) or (ii) are met, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation.





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               (i)  The Business Combination shall have been
approved by a majority of the Disinterested Directors, or
               (ii) All of the following conditions shall have been met:

          (1) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination (the 'Consummation Date") of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

               (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

               (B) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested
Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher.

          (2) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any other class or series of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (ii)(2) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Shareholder beneficially owns any shares of a particular class or series of Voting Stock):

               (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or
(y) in the transaction in which it became an Interested Shareholder, whichever is higher;

               (B) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and





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               (C)  the Fair Market Value per share of such class or
series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

          (3) The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Shareholder and, if the Interested Shareholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date.

          (4) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
Combination:

               (A)  except as approved by a majority of the
Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation;

               (B) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (y) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and

               (C) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which it became an Interested Shareholder.

          (5) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipating of or in connection with such Business Combination or otherwise.


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          (6)  A proxy or information statement describing the
proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

               (c)  Certain Definitions.  For the proposes of this
Article:

                    (i) A "Person" shall mean any individual, firm, trust, estate, corporation or business organization.

                    (ii) "Interested Shareholder" shall mean any Person (other than the Corporation or any Subsidiary) who or which:

          (1) is the beneficial owner, directly or indirectly, of more than 20% of the combined voting power of the then outstanding shares of Voting Stock; or

          (2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the then outstanding shares of Voting Stock; or

          (3) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          (iii) A Person shall be a "beneficial owner" of any Voting Stock:

          (1) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

          (2) which such Person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or



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          (3)  which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          (iv) For the purposes of determining whether a person is an Interested Shareholder pursuant to (c)(ii) of this Article, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of (c)(iii) of this Article but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

               (v) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 1, 1984.

               (vi) "Subsidiary" shall mean any corporation more than 50% of whose outstanding stock having ordinary voting power in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in (c)(ii) of this Article, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

               (vii) "Disinterested Director" shall mean (1) any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, or (2) any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

               (viii) "Fair Market Value" shall mean: (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system



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then in sue, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

               (ix) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in (b)(ii)(1) and (2) of this Article shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

               (x) "Announcement Date" shall mean the date of first public announcement of the proposed Business Combination.

               (xi) "Determination Date" shall mean the date on which the Interested Shareholder became an Interested Shareholder.

               (xii) "Voting Stock" shall mean the voting power of the then outstanding shares of all classes and series of the Corporation entitled to vote generally in the election of directors.

                    (d) Powers of the Disinterested Directors. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (i) whether a Person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another Person and whether a director is unaffiliated with an Interested Shareholder, (iv) whether the requirements of (b) of this Article have been met with respect to any Business Combination, and (v) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $250,000 or more. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article.

                    (e)  No Effect on Fiduciary Obligations of
Interested Shareholders. Nothing contained in this Article shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.






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     10.  Consideration of Certain Factors.  The Board of Directors
may base its response to any offer of another party to: (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation (collectively, "Acquisition Proposals") upon an evaluation of the best interests of the Corporation and its shareholders. Relevant factors to be considered in such evaluation include, without limitation, the following:

                    (w)  The consideration being offered in the
Acquisition Proposal, not only in relation to the then current market value of the Corporation's stock, but also in relation to (i) the Board of Directors' then current estimate of the current or future value of the Corporation in a freely negotiated transaction, and (ii) the Board of Directors' then current estimate of the future value of the Corporation as an independent entity;

                    (x) The social, legal and economic effects upon employees, customers, suppliers and other constituents of the Corporation and its subsidiaries;

                    (y) The social, legal and economic effects on the communities in which the Corporation and its subsidiaries operate or are located; and

                    (z) The competence, experience and integrity of the acquiring party or parties and its or their management.

     11.  Directors.

          (a) Number. The number of directors of the Corporation shall be the number from time to time fixed by the Board of Directors.

          (b) Vacancies. Newly created directorships resulting from an increase by not more than three in the authorized number of directors fixed by the Board of Directors (in accordance with the terms and conditions of the Bylaws) or by any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the directors then in office, whether or not a quorum. A director elected to fill a vacancy shall be elected by the Board of Directors for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the Board of Directors for a term of office continuing only until the next election of directors by the shareholders.





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          (c) Removal.  Any director or the entire Board of
Directors may be removed from office, with or without cause, only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the immediately preceding sentence, if less than the entire Board of Directors is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.

     12. Classification of Directors. When the Board of Directors shall consist of nine or more members, the directors shall be divided into three classes, each class to be as nearly equal in number as possible. The term of office of directors of the first class shall expire at the first annual meeting of shareholders after their election; that of the second class shall expire at the second annual meeting after their election; and that of the third class shall expire at the third annual meeting after their election. At each annual meeting after such classification the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. In the case of any increase in the number of directors, the additional directors shall be distributed among the several classes as nearly equally as possible. In the case of any decrease in the number of directors, the several classes shall be reduced so that they will be as nearly equal in number as possible, but no decrease shall have the effect of shortening the term of any incumbent director.

     13.  Indemnification.

          (a) As used in this Article:

               (i) "Director" means any person who is or was a director of the Corporation and any person who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan.

               (ii) "Corporation" includes any domestic or foreign predecessor entity of the Corporation in a merger, consolidation or other transaction in which the predecessor's existence ceased upon consummation of such transaction.

               (iii) "Expenses" include attorney's fees.






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               (iv) "Official capacity" means:

                         (1) When used with respect to a director,
the office of director in the Corporation, and

                         (2) When used with respect to a person other
than a director, as contemplated in section (i) of this Article, the elective or appointive office in the Corporation held by the officer of the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation, but in each case does not include service for any other foreign or domestic corporation or any partnership, joint venture trust, other enterprise, or employee benefit plan.

               (v) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

               (vi) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

          (b) The corporation shall indemnify any person made a party to any proceeding by reason of the fact that he is or was a director if:

               (i)  He conducted himself in good faith; and

               (ii) He reasonably believed:

                    (1)  In the case of conduct in his official
capacity with the Corporation, that his conduct was in its best interests; and

                    (2) In all other cases, that his conduct was at least not opposed to its best interests; and

                    (3)  In the case of any criminal proceeding,
he had no reasonable cause to believe his conduct was unlawful.

                                 * * *

Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, except that if the proceeding was by or in the right of the Corporation, indemnification may be made only against such reasonable expenses and shall not be made in respect of any proceeding in which the person shall have been adjudged to be liable to the Corporation. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the requisite standard of conduct set forth in this section.


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     (c)   A director shall not be indemnified under section (b) of
this Article in respect of any proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he shall have been adjudged to be liable on the basis that personal benefit was improperly received by him.

     (d) (i) A director who has been wholly successful, on the meritsor otherwise, in the defense of any proceeding referred to in section (b) of this Article, shall be indemnified against reasonable expenses incurred by him in connection with the proceeding.

          (ii) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, shall have authority to order indemnification in the following circumstances:

               (1) If it determines a director is entitled to reimbursement under subsection (d)(i) of this Article, the court shall order indemnification, in which case the director shall also be entitled to recover the expenses of securing such reimbursement; or

               (2) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he has met the standard of conduct set forth in section (b) of this Article or has been adjudged liable in the circumstances described in section (c) of this Article, the court may order such indemnification as the court shall deem proper, except that indemnification with respect to any proceeding by or in the right of the Corporation or in which liability shall have been adjudged in the circumstances described in Section (c) of this Article shall be limited to expenses. A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

     (e) No indemnification under section (b) of this Article shall be made by the Corporation unless authorized in the specific case after a determination has been made that indemnification of the director is permissible or required in the circumstances because he has met the standard of conduct set forth in section (b) of this Article. Such determination shall be made as expeditiously as possible following any request that the Corporation make indemnification:

          (i) By the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; or

          (ii) If such a quorum cannot be obtained, then by a majority vote of a committee of the board, duly designated to act in the matter by a majority vote of the full board (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; or

          (iii) By special legal counsel selected by the board of directors or a committee thereof by vote as set forth in subsection
(e)(i) or (ii) of this Article, or, if the requisite quorum of the full board cannot be obtained therefor and such committee cannot be established, by a majority vote of the full board (in which selection directors who are parties may participate); or

          (iv) By the shareholders.

Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible or required, except that if the determination that indemnification is permissible or required is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in a manner specified in subsection (e)(iii) of this Article in the preceding entence for the selection of such counsel. Shares held by directors who are parties to the proceeding shall not be voted on the subject matter under this section.

     (f) Reasonable expenses incurred by a director who is a party to a proceeding shall be paid or reimbursed by the Corporation in advance of the final disposition of such proceeding upon receipt by the Corporation of:

          (i) A written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification by the Corporation as required or authorized in this Article; and

          (ii) A written undertaking by or on behalf of the director to repay such amount if it shall ultimately be determined that he has not met such standard of conduct, and after a determination that the facts then known to those making the determination would not preclude indemnification under this Article. The undertaking required by subsection (f)(ii) of this Article shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment. Determinations and authorizations of payments under this section shall be made in the manner specified in section (e) of this Article.

     (g) The Corporation, in addition, shall indemnify and advance expenses to a director to such further extent, consistent with law, as may be provided by its bylaws, general or specific action of its board of directors or contract. Nothing contained in this Article shall limit the Corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witnesses in a proceeding at a time when he has not been made a named defendant or respondent in the proceeding.

     (h) For purposes of this Article, the Corporation shall be deemed to have requested a director to serve an employee benefit plan, whenever the performance by him of his duties to the Corporation also imposes duties on, or otherwise involves services by, him to the plan or participants or beneficiaries of the plan; excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines"; and action taken or omitted by a director with respect to an employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

     (i) (i) An officer of the Corporation shall be indemnified as and to the same extent provided in section (d) of this Article for a director and shall be entitled to the same extent as a director to see indemnification pursuant to the provisions of section (d) of this Article; (ii) the Corporation shall indemnify and advance expenses to an officer, employee or agent of the Corporation to the same extent that it must or may indemnify and advance expenses to directors pursuant to this Article; and (iii) the Corporation, in addition, shall indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its bylaws, general or specific action of its board of directors, or contract.

     (j) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprises or employee benefit plan, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

     (k) Any indemnification of, or advance of expenses to, a director in accordance with this Article, if arising out of a proceeding by or in the right of the Corporation, shall be reported in writing to the shareholders with or before the notice of the next shareholders' meeting.

     (l) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (m) These Articles do not in any way limit either the Corporation's power to indemnify its directors, officers, employees and agents, or any rights, however created, of its directors, officers, employees and agents to indemnification by the Corporation.

     14.  Amendment, Repeal, Etc.

          (a) As used in this Article, "Voting Stock," "Interested Shareholder," "Disinterested Director," "Person" "Affiliate" and
"Associate" shall have the meanings assigned to them in Article 8.

          (b) Notwithstanding anything in these Articles of Incorporation to the contrary and in addition to any affirmative vote required by law, the affirmative vote of the Required Proportion (as defined below) of Voting Stock shall be required to alter, amend, or repeal Articles 7, 8, 9, 10, 11, 12, 13 or 14 of these Articles of Incorporation or to adopt any provision inconsistent therewith.

          (c) For purposes of paragraph (b) of this Article, the Required Proportion shall be calculated by dividing (i) the sum of (1) the number of shares of Voting Stock beneficially owned by any Interested Shareholder, directly or indirectly plus (2) one-half of all the remaining shares of Voting Stock not beneficially owned by any Interested Shareholder, directly or indirectly by (ii) the total number of shares of Voting Stock.

          (d) A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (i) whether a Person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any Person, (iii) whether a Person is an Affiliate or Associate of another Person and whether a director is unaffiliated with an Interested Shareholder, and
(iv) whether the requirements of paragraph (b) of this Article have been met with respect to any shareholder vote specified therein. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article.

     15. Limitation on Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director, except for liability (i) for any transaction in which the director's personal financial interest is in conflict with the financial interest of the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (iii) under KRS 271B.8-330; (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any limitation on the liability of a director of the Corporation for matters arising before the time of such repeal or modification.

     16. Headings. The headings in these Articles of Incorporation have been included solely for ease of reference and shall not be considered in the interpretation or construction of these Articles of Incorporation.

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TW6.C9510
172:tw6:articles
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